As filed with the Securities and Exchange Commission on             , 2004 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

DRUGMAX, INC.

(Exact name of registrant as specified in its charter)

NEVADA	5122	34-1755390
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25400 US Highway 19 North, Suite 137

Clearwater, FL 33763

(727) 533-0431

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jugal K. Taneja

Chairman and Chief Executive Officer

DrugMax, Inc.

25400 US Highway 19 North, Suite 137

Clearwater, FL 33763

(727) 533-0431

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Blvd., Suite 2800

Tampa, Florida 33602

Attention: Gregory C. Yadley, Esq.

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share	1,000,000	$4.29	$4,290,000	$543.54

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices for common stock of DrugMax, Inc. as reported on the Nasdaq SmallCap Market on April 27, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD TO YOU UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUBJECT TO COMPLETION, DATED             , 2004

DRUGMAX, INC.

1,000,000 SHARES OF COMMON STOCK

DrugMax, Inc. is registering 1,000,000 shares of its common stock for resale by the selling stockholders identified on page              of this prospectus. The shares may be offered through public or private transactions, at prevailing market prices or at privately negotiated prices. DrugMax will not receive any portion of the proceeds from the sale of these shares.

DrugMax’s common stock is quoted on the Nasdaq SmallCap Market under the symbol “DMAX.”

On             , 2004, the last reported closing price of the common stock on the Nasdaq SmallCap Market was $             per share.

Our principal executive offices are located at 25400 US Highway 19 North, Suite 137, Clearwater, Florida 33763, and our telephone number is (727) 533-0431.

YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” REFERENCED ON PAGES              IN DETERMINING WHETHER TO PURCHASE DRUGMAX COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is             , 2004.

i

RECENT DEVELOPMENTS

On March 18, 2004, DrugMax sold 1,000,000 shares of its common stock in a private placement to accredited investors for $3.21 million. The expenses related to this offering approximated $360,000. Maxim Group LLC, a New York-based investment firm, acted as the placement agent for DrugMax in the private placement. Net proceeds will be used for working capital and general corporate purposes. The private placement was made under an exemption from the registration requirements of the Securities Act of 1933, as amended, and the investors purchasing shares in the private placement may not offer or sell the securities sold in the offering in the absence of an effective registration statement or exemption from registration requirements. DrugMax is filing the registration statement of which this prospectus is a part in order to register the resale of the shares sold in the private placement, as is required by the subscription agreements between the investors and DrugMax.

On March 19, 2004, DrugMax entered into an Agreement and Plan of Merger with Familymeds Group, Inc., a Connecticut Company (“FMG”), pursuant to which FMG would be merged with and into DrugMax, with DrugMax being the surviving company. The merger is subject to various closing conditions, including the approval of the merger by the stockholders of DrugMax and FMG and the obtainment of adequate financing, and there can be no assurance that the merger will be consummated. See, “Risk Factors.”

DrugMax’s special meeting of stockholders relating to the merger currently is scheduled to be held in late June, although this date is subject to change based upon various factors. DrugMax has filed a preliminary Proxy Statement on Schedule 14A with the Securities and Exchange Commission relating to the merger and other matters to be voted upon at the special meeting of stockholders.

FMG is a pharmacy chain with a strategy of locating pharmacies at or near a patient’s point of medical care. The company owns and operates more than 80 pharmacies in 14 states. Many of these pharmacies are located at or near the point of care between physicians and patients, many times inside or near medical office buildings. Across these distribution channels, FMG annually services over 400,000 acute and chronically ill patients, many with complex specialty and medical product needs. During 2003, revenues generated by FMG’s senior patient base accounted for over 58% of total revenues. FMG has a prescription compliance program called Reliable Refill and a discount plan called Senior Save15. The principal executive offices of FMG are located at 312 Farmington Avenue, Farmington, CT 06032, and its telephone number is (860) 676-1222.

If the merger is consummated, we expect that current DrugMax stockholders will, as a group, own approximately 40%, and FMG stockholders, employees and directors will, as a group, own approximately 60%, of the issued and outstanding shares of DrugMax immediately after the merger.

RISK FACTORS

An investment in DrugMax involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before you decide to invest in DrugMax. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

Risk Factors Relating to Proposed Merger

The combined company may fail to realize all of the anticipated benefits of the merger.

DrugMax intends to merge with Familymeds Group, Inc., who we will refer to in this prospectus as FMG. See “Recent Transactions.” The merger is significant to both companies and is expected to generate cost savings and expense reductions and to increase revenues. The expense reductions are intended to be achieved through purchasing efficiencies and by eliminating certain redundant costs. The revenue increases are intended to be achieved by increasing the number of products offered to customers and by expanding the combined company’s customer base through distribution directly to the growing managed care and alternate site markets and by taking advantage of the growing specialty prescription and generic pharmaceutical markets.

However, the merger is subject to various closing conditions, including stockholder approval, regulatory consents and financing, and there can be no assurance that the merger will be consummated. Further, even if consummated, the combined company may fail to realize some or all of the anticipated revenue opportunities, cost savings and other benefits of the transaction as a result of, among other things, vendor constraints, unanticipated costs, deterioration in the U.S. economy and other factors. In addition, the integration of FMG’s business and operations with those of DrugMax, including systems conversions, may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to FMG’s or DrugMax’s existing businesses or customer base.

The value of the combined company following the merger and the benefits of the merger principally depend on the successful integration of the two companies and the implementation of their business plan. There is little business precedent for the integration of a pharmaceutical wholesaler, such as DrugMax, and a retail pharmacy chain, such as FMG, and therefore, while management believes there are significant benefits to the merger, the combined company’s ability to capitalize on these opportunities is uncertain. There can be no assurance that management will be able to successfully integrate the companies. If the post-merger management fails to achieve the business plan or is delayed in doing so, the combined company’s results of operations and financial condition following the merger would be materially adversely affected.

DrugMax’s stock price may be volatile after the merger.

As recently as January 16, 2004, our common stock traded below $2.00. By the time we announced the merger with FMG on March 22, 2004, our price had risen to over $4.50. There can be no assurance that DrugMax’s stock price will remain near its recent highs. DrugMax’s ability to integrate FMG’s business, announcement of developments related to the combined company’s business after the merger, announcements by competitors, quarterly fluctuations in the company’s financial results and general economic conditions in the highly-competitive pharmaceutical industry in which the company will compete could cause the price of the our common stock to continue to fluctuate, perhaps substantially.

In addition to the resale of the 1,000,000 shares which we are registering in connection with this prospectus in connection with the merger, we agreed to register for resale the 11,480,507 shares issued for the FMG stock along with the shares of DrugMax owned by Jugal K. Taneja and William L. LaGamba, our CEO and COO, respectively. As a result of such registration, the holders of such shares may use the registrations to sell the shares publicly or privately, resulting in further downward pressure on the stock price. These factors and fluctuations could have a significantly harmful effect on the market price of our common stock after the merger.

If not managed efficiently, DrugMax’s rapid growth may divert management’s attention from the operation of its business which could hinder its ability to operate successfully.

DrugMax’s growth has placed, and its anticipated continued growth (including as a result of the merger) will continue to place, significant demands on its managerial and operational resources. DrugMax’s failure to manage its growth efficiently may divert management’s attention from the operation of its business and render DrugMax unable to keep pace with its customers’ demands.

The combined company’s working capital and credit facilities may be insufficient.

DrugMax and FMG require substantial working capital to fund their operations. After the merger, the combined company may not be able to generate sufficient funds from operations to fund its business, in which case it may need to raise additional capital, including the issuance of debt or equity securities, the issuance of which may result in additional dilution to its stockholders. We cannot assure you that we will be able to raise additional capital in the future upon acceptable terms, if at all.

In anticipation of the merger, management expects to obtain a new credit facility, which will become effective immediately after the merger. The new credit facility will be an asset-based facility that provides a revolving line of credit of $60,000,000. It will be used to repay DrugMax’s and FMG’s current credit facilities, to pay certain merger transaction expenses and for future working capital of the surviving company.

While management presently believes that the new credit facility will be sufficient to allow the surviving company to integrate the businesses of FMG and DrugMax and to fund its business plan for the next 12 months, if the company fails to realize some or all of the anticipated revenue opportunities or cost savings and other benefits of the merger, or if the costs of the merger or the integration of the companies exceeds what is anticipated, the surviving company may need to seek alternate or additional financing. DrugMax’s future capital requirements will depend upon many factors, including, but not limited to:

•	the cost of the merger and of integrating the businesses of DrugMax and FMG;

•	the frequency with which DrugMax can make future acquisitions;

•	the rate at which DrugMax can hire additional personnel;

•	the rate at which DrugMax can expand the services that it offers; and

•	the extent to which DrugMax can develop and upgrade its technology.

Because of these factors, the surviving company’s actual revenues and costs are uncertain and may vary considerably. These variations may significantly affect its future need for capital. The actual amount and timing of the company’s future capital requirements may differ materially from its estimates. In particular, DrugMax’s estimates may be inaccurate as a result of changes and fluctuations in its revenues, operating costs and development expenses. DrugMax’s actual financing needs will depend on the amount of post-merger operating losses, development expenses, working capital needs and other factors. Adequate funds may not be available when needed or may not be available on favorable terms. If adequate financing is not raised, DrugMax may not be able to execute its business plan and the post-merger financial condition and results of operations of the combined company may be materially adversely affected.

The synergies anticipated from the merger may not be sufficient to overcome the pressures on our revenues and profit margins.

Over the past decade, participants in the wholesale pharmaceutical distribution industry have experienced declining gross and operating margin percentages. Prior to the merger, our gross margin percentage decreased from approximately 3.11% in 2001 to approximately 2.77% in 2002. In addition, brand name drug manufacturers recently have started to require drug wholesalers to reduce or eliminate forward buying, which may result in further downward pressure on the combined company’s gross margins.

As a result of these pressures, although we continue to distribute brand products as requested by our customers, beginning in fiscal 2003, we began to focus our efforts on higher-margin products, including generic and over-the-counter products. Additionally, from time-to-time, we seek to acquire additional complementary product lines, as we did with the acquisition of Avery and Infinity. As a result, our gross margin stabilized to approximately 2.78% for the year ended March 31, 2003. Our net profit margin, as a percentage of revenue, was 4.1% for the three months ended December 31, 2003, compared to 2.2% for the three months ended December 31, 2002, and our net profit margin, as a percentage of revenue, was 3.6% for the nine months ended December 31, 2003, compared to 2.8% for the nine months ended December 31, 2002.

In part because of this recent strategy of focusing on higher-margin products, during the nine-months ended December 31, 2003, DrugMax achieved a modest but positive net income. However, in turn, our revenues have significantly decreased. For the nine months ended December 31, 2003, our net income was approximately $8,400 on revenues of $171.1 million, compared to a net loss (including a write down of goodwill totaling $12.5 million) of approximately $12.9 million based on revenues of $222.1 million for the nine months ended December 31, 2002. In addition to management’s focus on higher-margin products and markets as summarized above, the decrease in revenues primarily resulted from the continued decrease in the number of special buy-in programs offered by our suppliers and the complaint filed against us by QK Healthcare. Management does not expect the number of special buy-in programs to materially increase in the near future. The QK Healthcare law suit relates to the sale by us to QK Healthcare of twenty bottles of allegedly counterfeit Lipitor, which we purchased from Alliance Wholesale Distributors.

The merger with FMG is intended to strengthen our revenues and profit margins. However, there can be no assurances that the combined company will be able to maintain or increase revenues and margins. Growth in higher-margin products requires significant marketing and sales efforts, which may not be successful. Low demand for higher-margin products could prevent the combined company from increasing its sales of these products, and increased competition in higher-margin products could reduce the margins on those products. Further, the cost of the merger may exceed what is anticipated and the combined company may not achieve the expected synergies related to the merger. In general, the profitability of wholesale distributors, including DrugMax, is largely dependent upon earning volume incentives, cash discounts and rebates from pharmaceutical manufacturers, and there can be no assurance that we will be able to sustain the recent upward trend in its profit margins.

Our profitability is also increasingly dependent on our ability to purchase inventory in advance of anticipated or known manufacturer price increases. Although investment buying opportunities may enable the combined company to increase its gross margin percentage when manufacturers increase prices, such buying requires subjective assessments of future price changes as well as significant working capital. If the combined company’s gross margin percentages decline significantly, or if our assessments of future price changes are incorrect, or if we do not have the necessary working capital to take advantage of buying opportunities, our profitability could be materially adversely affected.

The implementation of the combined company’s business plan is dependent upon the continued employment of its management team and attracting and retaining qualified pharmacists.

The combined company’s success will depend to a large extent on its executive management team, key employees and pharmacists. After the merger, it is expected that Edgardo A. Mercadante will become the combined company’s Co-Chairman and CEO, Dale Ribaudo will become the combined company’s CFO, Jugal Taneja will remain as Co-Chairman and William LaGamba will remain as President and COO of the combined company, and Ronald Patrick will remain as Chief Financial Officer of Valley Drug Company, a subsidiary of DrugMax. Although we intend to retain each of the these executive officers, it is possible that members of the surviving company’s management team may leave, and these departures could have a negative impact on our ability to implement the merger and the combined company’s business plan. The loss of any of these individuals, as well as certain other key employees and pharmacists, could have a material adverse effect on the combined company’s business, results of operations and financial condition. DrugMax generally does not carry life insurance policies on the lives of its key senior managers or key purchasing or sales personnel. With the exception of Mr. Mercadante, FMG does not have “key person” life insurance covering any of FMG’s employees. As is generally true in the industry, if any of our senior management or key personnel with an established reputation within the industry were to leave our employment, there can be no assurance that our customers or suppliers who have relationships with such person would not purchase products from such person’s new employer, rather than from us. Further, there is currently a national shortage of pharmacists. As a result, after the merger, the combined company may not be able to attract and retain an adequate number of pharmacists required in order to maintain FMG’s existing level of customer service.

The combined company’s business could be adversely affected if relations with any of DrugMax’s significant suppliers are terminated.

After the merger, FMG will increase its dependence on DrugMax for the supply of its pharmaceutical products. DrugMax’s ability to purchase pharmaceuticals, or to expand the scope of pharmaceuticals purchased, from a particular supplier is largely dependent upon such supplier’s assessment of DrugMax’s creditworthiness and DrugMax’s ability to resell the products it purchases. DrugMax is also dependent upon its suppliers’ continuing need for, and willingness to utilize, DrugMax’s services to help them manage their inventories. If DrugMax ceases to be able to purchase pharmaceuticals from any of its significant suppliers, such occurrence could have a material adverse effect on DrugMax’s business, results of operations and financial condition because many suppliers own exclusive patent rights and are the sole manufacturers of certain pharmaceuticals. If DrugMax becomes unable to purchase patented products from any such supplier, it could be required to purchase such products from other distributors on less favorable terms, and DrugMax’s profit margin on the sale of such products could be reduced or eliminated. Substantially all of DrugMax’s agreements with suppliers are terminable by either party upon short notice and without penalty.

Risk Factors Relating to FMG

If the merger is completed, FMG will merge with and into DrugMax. Accordingly, the surviving company will inherit the risks of FMG’s business, operations and industry, several of which are listed below.

FMG has a history of losses and negative cash flow.

FMG has incurred significant losses and negative cash flow in the past. Further, unless restructured in connection with the merger, FMG’s senior collateralized revolving credit facility will mature on August 31, 2004. These facts raise doubt about FMG’s ability to continue as a going concern. FMG’s auditor has issued a going concern opinion, in part as a result of its credit facility having a maturity date of less than one year. However, FMG believes a renewal of its existing credit facility beyond August 31, 2004 is likely. The merger presents synergies and other opportunities to improve FMG’s results significantly; however, FMG’s results will continue to be affected by the events and conditions both within and beyond its control, including the successful implementation of the combined company’s growth strategy, performance of FMG’s existing retail, mail order and online pharmacies, competition and economic, financial, business and other conditions. Familymeds Inc., FMG’s operating subsidiary, will become DrugMax’s subsidiary after the closing. If Familymeds, Inc. is unable to continue as a going concern, DrugMax will be unable to obtain the benefits of the merger and its working capital and financial condition will be materially negatively impacted. Further, as a result of the merger, if Familymeds, Inc. is unable to remain a going concern, DrugMax’s assets also will be exposed to FMG’s creditors.

FMG’s growth is dependent upon its ability to expand by acquiring more retail pharmacies.

We cannot ensure that FMG will be successful in its strategy to acquire or open more retail pharmacies. FMG faces competition from other chain drugstores in its attempt to locate and acquire additional pharmacies.

Even if it is able to locate potential pharmacy targets, we do not know if it will be able to acquire or open these pharmacies on commercially reasonable terms. If FMG is not able to continue to expand by acquiring or opening more retail pharmacies, FMG’s ability to increase revenues will be diminished.

FMG’s success is dependent upon entering into and maintaining contracts with health insurers, managed care organizations and pharmacy benefit managers.

FMG derives a majority of its revenue from health insurers, managed care organizations and pharmacy benefit managers. FMG’s contracts with these organizations enable it to obtain reimbursement on behalf of FMG’s customers for the prescription products that they purchase at FMG’s pharmacies. However, we do not know if FMG will be successful in maintaining these contracts. If it is unable to maintain existing contracts or obtain additional contracts, FMG’s customers may not be able to obtain reimbursement for prescription products purchased at FMG’s retail, mail order and online pharmacies, which would decrease the demand for FMG’s services and products and impair FMG’s ability to retain and expand its customer base.

Competition in the pharmacy markets in which FMG competes is intense and could have a negative effect on the combined company’s earnings.

FMG, like DrugMax, conducts business in competitive markets, and we expect competition to intensify in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could harm the combined company’s earnings. FMG’s competitors, many of which have significantly greater financial, technical, marketing and other resources than FMG, include:

•	Chain drugstores including CVS, Rite Aid and Walgreen’s;

•	Mass marketers including Target and Wal-Mart;

•	Warehouse clubs including BJ’s, Costco and Sam’s Club;

•	Mail order prescription providers including Express Scripts and Medco;

•	Online drugstores including drugstore.com; and

•	Specialty medication providers including Accredo Health and Priority Healthcare.

In addition, FMG faces competition from online pharmacies outside the United States.

The demand for the combined company’s services and products is affected by regulatory and other changes in the health care industry.

Like DrugMax, FMG’s revenues from prescription drug sales may be affected by health care reform initiatives of federal and state governments, including proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs. The demand for the combined company’s services and products may also be affected by changes in programs providing for reimbursement for the cost of prescription drugs by third party plans and regulatory changes relating to the approval process for prescription drugs. These initiatives could lead to the enactment of federal and state regulations that may adversely impact our prescription drug sales and, accordingly, our results of operations.

Managed care organizations are increasingly challenging the price and cost-effectiveness of medical products and services. While the combined company may be successful in continuing its contracts for insurance reimbursement, the efforts of managed care organizations to contain costs will likely place downward pressures on its gross margins from sales of prescription drugs. We cannot be certain that our products and services will be considered cost effective or that adequate managed care organization reimbursement will be available to enable it to maintain price levels sufficient to realize adequate profit margins on prescription drugs. Our failure to realize and maintain adequate profit margins on prescription drugs would adversely affect its operating results.

The combined company’s operations are subject to extensive regulations and failure to comply with those regulations could result in severe penalties and damages.

FMG, like DrugMax, is subject to extensive federal, state and local licensing and registration laws and regulations with respect to its business, including its pharmacy and franchise operations and the pharmacists it employs. Regulations in these areas often involve subjective interpretation and we do not know if our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. We believe the combined company has satisfied its licensing and registration requirements and continues to actively monitor its compliance with these requirements. However, violations of any of these regulations could result in various penalties, including suspension or revocation of the combined company’s licenses or registrations, and seizure of its inventory or monetary fines, any of which could adversely affect our operations and damage our brand.

FMG, like DrugMax, also is subject to requirements under the Controlled Substances Act and Federal Drug Enforcement Agency regulations, as well as state and local laws and regulations related to FMG’s pharmacy operations such as registration, security, record keeping and reporting requirements related to the purchase, storage and dispensing of controlled substances, prescription drugs and certain over-the-counter drugs. Under the Food, Drug & Cosmetic Act of 1938, the distribution of adulterated or misbranded homeopathic remedies or other drugs is prohibited. Violations could result in substantial fines and other monetary penalties, seizure of the misbranded or adulterated items, and/or criminal sanctions. FMG also is required to comply with the Dietary Supplement Health and Education Act when selling dietary supplements and vitamins.

In addition, FMG’s pharmacy compounding services are subject to Food and Drug Administration regulation. The Food and Drug Administration also regulates drug advertising and promotion, including direct-to-patient advertising, done by or on behalf of manufacturers and marketers. If we expand FMG’s product and service offerings, more of FMG’s products and services will likely be subject to Food and Drug Administration regulation. Failure to comply with these regulations could result in significant penalties which may be material. FMG also is subject to federal statutes and state legislation that prohibit the offer, payment, solicitation, or receipt of any remuneration directly or indirectly in exchange for, or intended to induce, the referral of patients or the sale or purchase of services and supplies covered by certain governmental programs (Anti-Kickback Laws). It also is subject to the Ethics in Patient Referrals Act of 1989, commonly referred to as “Stark Law,” which prohibits the billing of federally-funded health care programs for certain health care services provided by entities with which the referring physician has certain financial arrangements. Violations of these laws are punishable by civil sanctions, including significant monetary penalties and exclusion from participation in the Medicare and Medicaid programs, and criminal sanctions in the case of the Anti-Kickback Law. Due to the breadth and complexity of these laws, there can be no assurance that FMG, any of its personnel, or any of its significant customers or business partners, will not become subject to sanctions that could have a material adverse effect on FMG’s business, financial condition and results of operations. Additionally, the sanctioning or exclusion of a manufacturer or recipient of FMG’s products or services, even for activities unrelated to us, could also have a material adverse effect on FMG’s business, financial condition and results of operations.

Pursuant to the Omnibus Budget and Reconciliation Act of 1990 and similar state and local laws and regulations, FMG’s pharmacists are required to offer counseling to FMG’s customers about medication, dosage, delivery systems, common side effects, adverse effects or interactions and therapeutic contraindications, proper storage, prescription refill and other information deemed significant by FMG’s pharmacists. In the event that FMG’s pharmacists or FMG’s mail order and online pharmacies provide erroneous or misleading information to its customers, FMG may be subject to liability or negative publicity that could have an adverse impact on its business. Although FMG carries general, professional and product liability insurance, FMG’s insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

The Health Insurance Portability and Accountability Act of 1996, and regulations promulgated thereunder (collectively “HIPAA”), require health care providers such as FMG to comply with specified standards for electronic billing and other transactions and to adopt and comply with policies and procedures to protect the security and privacy of an individual’s protected health information consistent with HIPAA requirements, and prohibit the use or dissemination of an individual’s protected health information without the individual’s consent. There are significant civil monetary and criminal penalties for failure to comply.

Although FMG does not offer franchises for sale at this time, in the case of renewing franchisees, FMG is subject to the disclosure requirements of the Federal Trade Commission and may be subject to pre-sale disclosure requirements and registration requirements of various state laws regulating the offer and sale of franchises. In addition, with respect to FMG’s existing franchisees, it also may be subject to certain state laws regulating the franchisor-franchisee relationship. Failure to comply with these regulations could result in substantial financial penalties.

FMG also is subject to laws governing its relationship with employees, including minimum wage requirements, overtime and working conditions. Increases in the federal minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect FMG’s results of operations.

Other legislation being considered at the federal and state level could affect FMG’s business including state legislation related to the regulation of nonresident pharmacists.

The demand for FMG’s services and products at many of its retail pharmacies is dependent upon the continued operation of medical groups to which they are proximate.

A significant element of FMG’s business plan is operating retail pharmacies in or near medical buildings occupied by medical groups such as HMOs. Some of those buildings are occupied by only one medical group. In the event these medical groups or a significant number of physicians cease to operate in these locations, the demand for FMG’s services at these locations will likely decrease and may result in the closing of one or more of FMG’s pharmacies.

FMG may experience significant fluctuations in its operating results and rate of growth.

FMG’s revenue and operating profit growth depend on the continued growth of demand for its products and services. In addition, FMG’s business is affected by general economic and business conditions. A decrease in demand, may result in decreased revenue or growth. FMG’s revenues and operating results may vary significantly from quarter to quarter due to a number of factors, including:

•	Its ability to retain and increase sales to existing customers;

•	the quantity and mix of products FMG’s customers purchase;

•	the extent to which FMG offers delivery, shipping or other promotional discounts to its customers;

•	changes in FMG’s pricing policies or the pricing policies of FMG’s competitors;

•	the extent of reimbursements available from third-party payors;

•	FMG’s ability to acquire products, manage inventory and fulfill orders;

•	disruptions in service by FMG’s vendors;

•	timing and costs of upgrades and developments in FMG’s systems and infrastructure to support future growth;

•	technical difficulties, system downtime or interruptions;

•	the effects of strategic alliances, potential acquisitions and other business combinations, and FMG’s ability to successfully integrate them into FMG’s business; and

•	changes in government regulation.

Any errors in filling prescription drugs may expose FMG to liability and negative publicity.

Errors relating to prescriptions may produce liability for FMG that its insurance may not cover. FMG’s pharmacists are required by law to offer counseling, without additional charge, to FMG’s customers about medication, dosage, common side effects and other information deemed significant by the pharmacists. FMG’s pharmacists may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effects. Providing information on pharmaceutical and other products creates the potential for claims to be made against us for negligence, personal injury, wrongful death, product liability, malpractice, invasion of privacy or other legal theories based on FMG’s product or service offerings. FMG’s general liability, product liability and professional liability insurance may not cover potential claims of this type or may not be adequate to protect us from all liabilities that may be imposed if any such claims were to be successful.

FMG may be subject to product liability claims if people or property are harmed by the products it sells.

Like DrugMax, some of the products FMG sells may expose it to product liability claims relating to personal injury, death or property damage caused by such products and may require FMG to take actions such as product recalls. Any such product liability claim or product recall may result in adverse publicity regarding FMG and the products it sells. If FMG is found liable under product liability claims, it could be required to pay substantial monetary damages. Further, it could be forced to spend a substantial amount of money in litigation expenses, management time other resources to defend against these claims. As a result of these claims, whether or not FMG successfully defends them, its reputation could suffer, any of which could harm FMG’s business. Any imposition of product liability that is not covered by manufacturer indemnification or FMG’s insurance could harm FMG’s business, financial condition and operating results.

Additional Risk Factors Related to DrugMax.

In addition to those risk factors set forth in DrugMax’s Form 10-K for the year ended March 31, 2003, which is incorporated hereby by reference, you should consider the following:

DrugMax’s business could be adversely affected if relations with any of its significant suppliers are terminated.

DrugMax’s ability to purchase pharmaceuticals, or to expand the scope of pharmaceuticals purchased, from a particular supplier is largely dependent upon such supplier’s assessment of DrugMax’s creditworthiness and DrugMax’s ability to resell the products it purchases. DrugMax is also dependent upon its suppliers’ continuing need for, and willingness to utilize, DrugMax’s services to help them manage their inventories. If DrugMax ceases to be able to purchase pharmaceuticals from any of its significant suppliers, such occurrence could have a material adverse effect on DrugMax’s business, results of operations and financial condition because many suppliers own exclusive patent rights and are the sole manufacturers of certain pharmaceuticals. If DrugMax becomes unable to purchase patented products from any such supplier, it could be required to purchase such products from other distributors on less favorable terms, and DrugMax’s profit margin on the sale of such products could be reduced or eliminated. Substantially all of DrugMax’s agreements with suppliers are terminable by either party upon short notice and without penalty.

The loss of one or more of DrugMax’s largest customers or a significant decline in the level of purchases made by one or more of DrugMax’s largest customers could hurt DrugMax’s business by reducing DrugMax’s revenues and earnings.

As is customary in DrugMax’s industry, DrugMax’s customers are generally permitted to terminate DrugMax’s relationship or reduce purchasing levels on relatively short notice and without penalty. Termination of a relationship by a significant customer, such as QK Healthcare or Supreme Distributors, or a significant decline in the level of purchases made by a significant customer could have a material adverse effect on

DrugMax’s business, results of operations and financial condition. Additionally, an adverse change in the financial condition of a significant customer, including an adverse change as a result of a change in governmental or private reimbursement programs, could have a material adverse effect on DrugMax’s ability to collect its receivables from the customer and the volume of its sales to the customer.

DrugMax’s markets are highly competitive and it may be unable to compete effectively.

The pharmaceutical and over-the-counter product industries are intensely competitive. To strategically respond to changes in the competitive environment, DrugMax may sometimes make pricing, service or marketing decisions or acquisitions that could materially hurt its business. DrugMax cannot guarantee that it can compete successfully against current and future competitors.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated herein by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our business or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Such statements include, in particular, statements about our plans, strategies, prospects, changes and trends in our business and the markets in which we operate as described in this prospectus, the documents incorporated herein by reference and any supplement to this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions.

Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section of this prospectus entitled “Risk Factors” as well as in other documents that we subsequently incorporate by reference into this prospectus, and in the section entitled “Risk Factors” in any supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus and in other documents that we subsequently incorporate by reference in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

We caution the reader that the risk factors contained in or incorporated into this prospectus may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict these new risk factors, nor can it assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. In addition, management’s estimates of future operating results are based on our current business, which is constantly subject to change.

OTHER INFORMATION

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus.

SELLING SECURITY HOLDERS

The selling stockholders acquired 1,000,000 shares, in the aggregate, of our common stock in a private placement on March 17, 2004, at a price of $3.21 per share. The aggregate purchase price for these shares of common stock was $3,210,000. The closing bid price for the shares of our common stock on March 16, 2004, the last trading day immediately preceding the closing of the private placement, was $5.09.

Maxim Group LLC acted as placement agent in connection with the private placement, and as compensation for its services, we paid Maxim Group LLC $256,800 and reimbursed it for $10,000 of expenses and fees incurred, and additionally, we paid approximately $100,000 in other expenses in connection with the private placement.

In connection with the private placement, we entered into a subscription agreement with each selling stockholder. These subscription agreements require us to file a registration statement covering the resale of all of the shares of common stock issued to the selling stockholders in the private placement no later than the earlier of (i) 10 days following the date that we filed our preliminary proxy statement related to our merger with Familymeds Group, Inc., a Connecticut company, and (ii) June 15, 2004. Failure to meet this deadline requires us to pay the selling stockholders $32,100 in the aggregate. In addition, we are required to use commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days of the filing of the registration statement.

We have filed the registration statement of which this prospectus is a part to register the resale of the shares issued to the selling stockholders in the private placement in compliance with the foregoing subscription agreements.

We are required to keep the registration effective until the later of the date (i) the selling stockholders have distributed all of the shares subject to this prospectus and (ii) the selling stockholders’ common stock becomes eligible for sale pursuant to Rule 144 under the Securities Act of 1933. We have agreed to pay all registration expenses in connection with the registration. However, the selling stockholders are required to pay all selling expenses relating to the sale of their shares of DrugMax common stock.

Ownership Table

The table below sets forth other information regarding the beneficial ownership of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders as of             , 2004. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to outstanding voting securities, as well as any voting securities which the person has the right to acquire within 60 days, through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this Prospectus, from time to time, to update the disclosures set forth in the following table. Because the selling stockholders identified in the table may sell some or all of the shares owned by them which are included in this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. Therefore, we have assumed for the purposes of the following table that the selling stockholders will sell all of the shares owned beneficially by them, which are covered by this Prospectus, but will not sell any other shares of our common stock, if any, that they presently own.

NAME OF SELLING SECURITY HOLDER (1)	NUMBER SHARES BENEFICIALLY OWNED BEFORE OFFERING	MAXIMUM NUMBER OF SHARES TO BE SOLD PURSUANT TO THIS OFFERING	NUMBER OF SHARES OWNED AFTER OFFERING
Grossman Family Trust	31,153	31,153	0
Gerald W. Shike	31,153	31,153	0
Wayne Saker	15,576	15,576	0
Donald Asher Family Trust dated 7/11/01	31,153	31,153	0
Heritage Bank & Trust	165,000	165,000	0
Visana Versicherungen AG	250,000	250,000	0
Sujata Sachdeva	15,576	15,576	0
Judith Barclay	77,882	77,882	0
David L. Sparks	44,334	44,334	0
Thaddeus J. Derynda	31,153	31,153	0
Paragon Pkg. Inc.	31,153	31,153	0
Hare & Co. Nominee for Vereins-Und Westbank	50,000	50,000	0
Rajoo B. Sharma	15,576	15,576	0
John Viney	15,576	15,576	0
Bart Halpern Inc. Defined Benefit Pension Plan	31,153	31,153	0
The Russell Family Investments LP	37,383	37,383	0
Todd Hill Trust	10,280	10,280	0
Michelle Jaigobind	13,181	13,181	0
Prem C. Chatpar	31,153	31,153	0
Leo Long	24,836	24,836	0
Jerold and Lilli Weinger	46,729	46,729	0

(1)	The selling stockholders purchased the shares being offered under this prospectus in the ordinary course of business, and at the time of the purchase, the selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute these shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus.

The selling stockholders may sell all or a portion of the common stock offered under this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this Prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that there are no agreements or understandings, directly or indirectly, with any person to distribute the Common Stock.

LEGAL MATTERS

Shumaker, Loop & Kendrick, LLP will review the validity of the common stock offered by this prospectus. Shumaker, Loop & Kendrick, LLP is located at 101 E. Kennedy Blvd., Suite 2800, Tampa, Florida 33602.

EXPERTS

The consolidated financial statements and the related financial statement schedules of DrugMax and its subsidiaries as of March 31, 2003, and for the year ended March 31, 2003, incorporated in this proxy by reference to DrugMax’s Annual Report on Form 10-K for the year ended March 31, 2003, have been audited by BDO Seidman, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule of DrugMax and its subsidiaries as of March 31, 2002 and for the years ended March 31, 2002 and 2001, incorporated in this proxy by reference to DrugMax’s Annual Report on Form 10-K for the year ended March 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(1) our Annual Report on Form 10-K for the fiscal year ended March 31, 2003, filed with the Commission on July 15, 2003, and amended on Form 10-K/A filed with the Commission on July 29, 2003;

(2) our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2003, September 30, 2003 and December 31, 2003, filed with the Commission on August 14, 2003, November 14, 2003, February 17, 2004, respectively;

(3) the description of our shares contained in our Registration Statement on Form SB-2, filed November 1, 2000, File No. 0-24362; and

(4) all other reports we filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by our Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission’s Web site at www.sec.gov. You may also read and copy our annual and quarterly reports from our website at www.drugmax.com.

Our common stock is quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning DrugMax that we file with Nasdaq can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain a website at www.drugmax.com that contains additional information, including news releases, about our business and operations. Information contained in this website does not constitute, and shall not be deemed to constitute, part of this prospectus.

You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

DrugMax, Inc.

25400 US Highway 19 North, Suite 137

Clearwater, FL 33763

(727) 533-0431

Attn: William L. LaGamba, Corporate Secretary

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit under the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to DrugMax. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, all of which are payable by DrugMax (the “Registrant”), in connection with the sale of the common stock being offered by the selling stockholders.

SEC registration fee	$
Legal fees and expenses		$.00
Accounting fees and expenses		$.00
Printing expenses		$.00
Miscellaneous		$.00

Total		$.00

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada General Corporation Law provides that:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to Section 78.138 of the Nevada General Corporation Law; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to Section 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.138 of the Nevada General Corporation Law provides, in part, that:

1. Directors and officers shall exercise their powers in good faith and with a view to the interests of the corporation.; and

2. A director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Further, DrugMax’s amended and restated articles of incorporation limit the personal liability for a breach of duty as a director of each member on its board of directors to DrugMax and its stockholders to the amount of compensation, if any, received by the director for serving DrugMax as a director during the year in which the breach of duty occurred. Further, the amended and restated articles of incorporation provide for mandatory indemnification by DrugMax of its directors and officers and permissive indemnification of its employees and agents.

DrugMax maintains directors’ and officers’ liability insurance for all its directors and officers. Further, we may enter into indemnification agreements with its directors and executive officers.

ITEM 16.	EXHIBITS

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

4.1	Form of Subscription Agreement dated as of March 17, 2004, between DrugMax and each of the selling stockholders.

5.1	Opinion of Shumaker, Loop & Kendrick, LLP with respect to the validity of the securities being offered.

23.1	Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP, independent accountants.

23.3	Consent of Deloitte & Touche LLP, independent accountants.*

24	Power of Attorney (included on the signature page of this registration statement).

*	To be filed by amendment.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Clearwater, Florida on April 29, 2004.

DRUGMAX, INC.

By:	/s/ JUGAL K. TANEJA

Name: Jugal K. Taneja Title: Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints each of Jugal K. Taneja and William L. LaGamba, or either of them, each acting alone, such person’s true and lawful attorney-in-fact, with full power of substitution to sign for such person and in such person’s name and capacity indicated below, in connection with this Registrant’s registration statement on Form S-3, including to sign this registration statement and any and all amendments to this registration statement, including Post-Effective Amendments, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys-in-fact to any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 29th day of April, 2004.

Name	Title	Date

/s/ JUGAL K. TANEJA Jugal K. Taneja	Chairman of the Board, Chief Executive Officer and Director	April 29, 2004

/s/ WILLIAM L. LAGAMBA William L. LaGamba	President, Chief Operating Officer and Director	April 29, 2004

/s/ RONALD J. PATRICK Ronald J. Patrick	Chief Financial Officer and Director	April 29, 2004

/s/ HOWARD L. HOWELL, DDS Howard L. Howell, DDS	Director	April 29, 2004

/s/ ROBERT G. LOUGHREY Robert G. Loughrey	Director	April 29, 2004

/s/ MARTIN SPERBER Martin Sperber	Director	April 29, 2004

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

4.1	Form of Subscription Agreement dated as of March 17, 2004, between DrugMax and each of the selling stockholders.

5.1	Opinion of Shumaker, Loop & Kendrick, LLP with respect to the validity of the securities being offered.

23.1	Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP, independent accountants.

24	Power of Attorney (included on the signature page of this registration statement).